Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
August 11, 2016	Kristina Waugh, 318.340.5627 kristina.r.waugh@centurylink.com

Qwest Corporation Agrees To Sell Debt Securities

MONROE, La – CenturyLink, Inc. (NYSE: CTL) announced today that its wholly-owned subsidiary, Qwest Corporation (“Qwest”), agreed to sell $850 million aggregate principal amount of 6.5% Notes due 2056. Qwest also granted the underwriters of this offering an option to acquire up to an additional $127.5 million principal amount of these notes to cover any over-allotments. The closing of this offering is expected to occur on August 22, 2016, subject to customary closing conditions.

Qwest intends to apply to list the notes on the New York Stock Exchange. If the application is approved, Qwest expects trading in the notes to begin within 30 days after the notes are first issued.

Qwest intends to use the net proceeds from this offering to redeem all of the $661.25 million aggregate principal amount of its outstanding 7.375% Notes due 2051, together with accrued and unpaid interest on the redeemed notes. Qwest anticipates using the remainder of these net proceeds for additional debt repayments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are the joint book-running managers for this offering.

Qwest is offering the notes pursuant to its existing shelf registration statement. Qwest intends to file with the Securities and Exchange Commission a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attention: Prospectus Department, toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Transaction Management, toll-free at 1-866-375-6829 or emailing rbcnyfixedincomeprospectus@rbccm.com, or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com.

This press release is not an offer to sell any securities, a solicitation of an offer to buy any securities or a notice of redemption of any securities. This offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, Big Data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit www.centurylink.com for more information.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink, Inc. (“CenturyLink”) and Qwest. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to Qwest’s failure to satisfy the conditions to the underwriters’ obligation to consummate the offering; the possibility that corporate developments could preclude, impair or delay the above-described offering due to restrictions under the federal securities laws; changes in Qwest’s credit ratings; changes in Qwest’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of Qwest to consummate the above-described offering or listing on the terms described above or at all; Qwest’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s or Qwest’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described offering will be consummated or the notes will be listed on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink or Qwest to identify all such factors, nor can CenturyLink or Qwest predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any of their forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest undertakes any obligation to publicly update any of its forward-looking statements for any reason.

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